UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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SPARK NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPARK NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Spark Networks, Inc., a Delaware corporation (the “Company”), to be held at the Company’s principal executive offices located at 11150 Santa Monica Boulevard, Suite 600, Los Angeles, California 90025 on June 18, 2015 at 9:00 a.m. Pacific Daylight Time.

The Annual Meeting of the Company is being held for the following purposes:

1. To elect six (6) directors to the Board of Directors to serve for one-year terms ending at the 2016 annual meeting of stockholders;

2. To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015;

3. To consider and act upon a stockholder proposal, if properly presented at the Annual Meeting;

4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 30, 2015 as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 18, 2015: The 2015 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2014 are also available at http://proxy.spark.net.

The Company’s Annual Report to Stockholders for the year ended December 31, 2014 is enclosed with this notice. The following proxy statement and enclosed proxy card are being sent to each stockholder as of the Record Date. You are cordially invited to attend the Annual Meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage paid envelope. The giving of this proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation. If you are a stockholder who owns shares through a nominee and attends the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

FOR THE BOARD OF DIRECTORS

Robert W. O’Hare

Corporate Secretary

Dated: April 30, 2015

Los Angeles, California

SPARK NETWORKS, INC.

PROXY STATEMENT

For Annual Meeting to be Held

June 18, 2015 at 9:00 a.m. Pacific Daylight Time

The enclosed proxy is solicited by the Board of Directors of Spark Networks, Inc. (“we,” “us,” the “Company,” or “Spark”), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices located at 11150 Santa Monica Boulevard, Suite 600, Los Angeles, California 90025 on June 18, 2015 at 9:00 a.m. Pacific Daylight Time (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is on or about May 5, 2015.

The purpose of the Annual Meeting is to vote on the following items of business: (1) the election of six directors to the Board of Directors to serve one-year terms ending at the 2015 annual meeting of stockholders; (2) ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; (3) to consider and act upon a stockholder proposal, if properly presented at the Annual Meeting; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Annual Report

Our annual report to stockholders for the year ended December 31, 2014 is being provided concurrently to each stockholder along with this proxy statement.

Stockholders may also request a free copy of our 2014 Annual Report on our 2014 Form 10-K, by writing to Corporate Secretary, Spark Networks, Inc., 11150 Santa Monica Blvd, Suite 600, Los Angeles, California 90025. Alternatively, stockholders may access our 2014 Annual Report on the Company’s Web site located at www.spark.net. We will also furnish any exhibit to our 2014 Form 10-K if specifically requested.

Quorum; Voting Rights

Holders of our common stock of record at the close of business on April 30, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. There were 25,192,765 shares of our common stock outstanding as of the Record Date. Each share of our common stock is entitled to one vote on each matter to be voted on at the Annual Meeting, and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock, is necessary to constitute a quorum and to conduct business at the Annual Meeting. Abstentions will count toward the presence of a quorum. Broker non-votes also are counted for the purpose of establishing a quorum but are not considered to be entitled to vote. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies. Stockholders may not cumulate their votes.

Submitting Your Proxy

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to vote in advance. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in a “street name” through a nominee (such as a bank or broker) may be able to vote by telephone, the internet or mail. You should follow the instructions you receive from your nominee to vote those shares. If you are a stockholder who owns shares through a nominee and you attend the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

How the Board Recommends that You Vote

The Board of Directors recommends the following votes:

1)	“FOR” the election of the six director nominees named in this proxy statement;

2)	“FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

3)	“AGAINST” the stockholder proposal.

Counting of Votes

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted:

1)	“FOR” the election of the six director nominees;

2)	“FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

3)	“AGAINST” the stockholder proposal.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Representatives of our transfer agent will assist us in the tabulation of the votes.

Abstentions

A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

Broker Non-Votes

If you hold your shares through a broker and you do not instruct your broker on how to vote on a non-routine matter, a broker non-vote will occur. Brokers that hold shares of common stock in a “street name” for customers that are the beneficial owners of those shares may generally vote on routine matters. However, brokers generally do not have discretionary voting power (i.e., they cannot vote) on non-routine matters without specific instructions from their customers. Proposals are determined to be routine or non-routine matters based on the rules of the various regional and national exchanges of which the brokerage firm is a member. A broker “non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals that are non-routine matters and has not received instructions from its customer regarding how to vote on a particular proposal. Please refer to each proposal for a discussion of the effect of abstentions and broker non-votes on the results of each proposal.

Holders of record versus beneficial owners

If at the close of business on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization or other nominee, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If you do not provide that organization specific direction on how to vote, your shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the Annual Meeting.

Revoking Your Proxy or Changing Your Vote

Any proxy given may be revoked at any time before it is voted by notifying the Corporate Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. The Company’s principal executive office is located at 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025.

Solicitation of Proxies

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and other regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of the common stock of the Company.

Delivery of Proxy Materials to Households

“Householding” is a program, approved by the SEC, which allows companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in a “street name,” your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Third Amended and Restated Bylaws (the “Bylaws”) provide that the number of members constituting the Board of Directors will be between two and nine members. The Company currently has six authorized members on its Board of Directors.

Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Lee K. Barba, Ian V. Jacobs, John H. Lewis, Jonathan R. Mather, Michael J. McConnell and Walter L. Turek, as nominees for election as directors at the Annual Meeting. Each of the Board’s six nominees is currently serving as a director of the Company. If elected, each such nominee will serve for a term expiring at our annual meeting of stockholders in 2016.

Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for the election of these six nominees. Each of Messrs. Barba, Jacobs, Lewis, Mather, McConnell and Turek has advised the Company of his availability and willingness to serve if elected. If, however, any of these nominees should be unable to serve or for good cause will not serve, either your proxy will be voted for such substitute nominee(s) as the holders of your proxy, acting in their discretion, may determine, or the Board may determine to reduce the size of the Board. You can find information about Messrs. Barba, Jacobs, Lewis, Mather, McConnell and Turek below under the section “Board of Directors and Executive Officers.”

Vote Required

Directors are elected by a plurality of votes present in person or represented by proxy and entitled to vote. If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. You may vote either “for” or “withhold” your vote for the director nominee. A properly executed proxy marked “withhold” with respect to the election of the directors will not be voted with respect to the director nominee and will not affect the outcome of the election, although it will be counted for purposes of determining whether there is a quorum.

The Board of Directors has adopted a policy regarding the election of directors, which provides that when a director receives a greater number of votes “withhold” election than votes “for” election, he or she will, promptly following certification of the stockholder vote, offer his or her resignation. In connection with a director resignation, the nominating committee of the Board will consider the resignation offer and make a recommendation to the Board. The independent members of the Board will consider what is in the best interests of the Company and its stockholders, and the Board will consider all factors deemed relevant, including the director’s tenure, qualifications, past and expected future contributions to the Company, and the overall composition of the Board, including whether accepting the resignation offer would cause the Company to be in violation of its constituent documents or fail to meet any applicable regulatory or contractual requirements. The Board’s actions may include (i) accepting the resignation offer or (ii) deferring acceptance of the resignation offer until a replacement director with certain necessary qualifications can be identified and elected to the Board.

In the past, if you held your shares in a “street name” and you did not indicate how you wanted your shares to be voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulations were made to take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in a “street name” and you do not instruct your broker how to vote in the election of directors, a broker non-vote will occur and no votes will be cast on your behalf. It is therefore critical that you cast your vote if you want it to count in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has recommended the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Grant Thornton LLP became the Company’s independent registered public accounting firm on September 22, 2014. On the same date, the Audit Committee approved the dismissal of Ernst & Young LLP as the Company’s independent registered public accounting firm.

In connection with the audits of the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2013 and December 31, 2012, and in the subsequent interim period through September 21, 2014 (the “Relevant Period”), there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in their reports on the financial statements for such years. Also, during the Relevant Period, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K (“Reportable Events”).

The stockholders are being requested to ratify the appointment of Grant Thornton LLP at the Annual Meeting. The Company anticipates that a representative of Grant Thornton LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate stockholder questions.

Neither the Company’s Certificate of Incorporation nor the Company’s Bylaws require that stockholders ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Grant Thornton LLP, but may, nonetheless, retain Grant Thornton LLP as the Company’s independent registered public accountants. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.

Vote Required

You may vote in favor or against this proposal or you may abstain from voting. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. Abstentions will have the same effect as votes cast against the proposal. Generally, brokers and other nominees that do not receive instructions are entitled to vote on the ratification of the appointment of our independent registered public accounting firm as this is a routine matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

RATIFICATION OF REAPPOINTMENT OF GRANT THORNTON LLP.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL RECOMMENDING THAT THE BOARD OF DIRECTORS

HIRE AN INVESTMENT BANK TO SELL THE COMPANY

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has notified the Company that through his designee he intends to present the following proposal at the Annual Meeting. Mr. Steiner states that he intends to meet the beneficial ownership requirements under Rule 14a-8 of the Exchange Act until after the date of the Annual Meeting. The stockholder proposal is set forth below, followed by an opposition statement from the Board. We disclaim any responsibility for the content of the stockholder proposal and statements of support, the text of which, in accordance with rules of the SEC, is printed verbatim from his submission, with only a correction of the proposal number reference.

Stockholder Proposal

Proposal 3—Sell the Company

Shareholders recommend our company hire an investment bank to explore the sale of our company.

I believe the sale of Spark Networks would release significantly more value to the shareholders than the current share price. Spark Networks reported a loss of $969,000 in its third quarter of 2014. In the final minutes of trading on November 6, 2014, the company’s shares hit $4.19. A year ago, they were trading at $7.20.

Sell the Company—Proposal 3

Board’s Statement in Opposition

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”

THE FOREGOING STOCKHOLDER PROPOSAL RECOMMENDING THAT THE BOARD OF DIRECTORS HIRE AN INVESTMENT BANK TO SELL THE COMPANY.

The Company’s Board and management are dedicated to maximizing stockholder value and regularly assess opportunities to improve stockholder value, which may or may not include retaining financial advisors, including investment banks, about available strategic opportunities. The Board deems the proposal duplicative of activities already being conducted.

Vote Required

You may vote for or against this stockholder proposal or you may abstain from voting. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to adopt Proposal 3. Abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome. If the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon. The results of this vote are not binding on the Board of Directors. If you hold shares in a “street name” and do not provide your broker with specific voting instructions, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 3 is considered a non-routine matter. Thus, if you hold your shares in a “street name” and you do not instruct your broker how to vote on Proposal 3, a broker non-vote will occur and no votes will be cast on your behalf.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”

THE FOREGOING STOCKHOLDER PROPOSAL RECOMMENDING THAT THE BOARD OF DIRECTORS HIRE AN INVESTMENT BANK TO SELL THE COMPANY.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

Each of the persons named below will be nominated for election as a director of the Company at this Annual Meeting to serve for a term of one year ending at the 2016 annual meeting of stockholders and thereafter until his successor is duly elected and has qualified or until his death, resignation or removal. The nominees are currently serving as directors of the Company.

Name	Age	Positions
Michael J. McConnell	49	Chairman of the Board
Lee K. Barba	64	Director
Ian V. Jacobs(1)	38	Director
John H. Lewis(2)	42	Director
Jonathan R. Mather(3)	64	Director
Walter L. Turek	62	Director

(1)	Chairman of the Compensation Committee
(2)	Chairman of the Nominating Committee
(3)	Chairman of the Audit Committee

Michael J. McConnell, in addition to being a private investor, serves as Chairman of the Board of Directors of the Company and previously served as Interim Executive Chairman of Spark Networks from August 2014 through December 2014.

From August 2011 to November 2014, Mr. McConnell served on the Board of Directors of Redflex Holdings, Limited, an Australian Stock Exchange (ASX)-listed developer and manufacturer of digital photo enforcement solutions and as the Interim Non-Executive Chairman from February 2012 to February 2013. Mr. McConnell also served as the Chairman of the Audit Committee, as well as a member of the Remuneration and Nominating & Governance Committees. From 2009 to 2012, Mr. McConnell served as the Chief Executive Officer of Collectors Universe, Inc., a NASDAQ-listed provider of third-party authentication and grading of high value collectibles. Mr. McConnell served on the Board of Directors of Collectors Universe, including on its Compensation and Nominating and Governance committees, from 2007 to 2013. From 1994 to 2007, Mr. McConnell served as a Managing Director of Shamrock Capital Advisors, an investment manager of both domestic and international alternative asset funds in public equities, real estate and private equity, where he led a $1.2 billion direct investment fund and was a member of the firm’s Executive Committee.

Mr. McConnell has served on numerous public and private company boards in the United States, Australia, New Zealand and Ireland over his career. From March 2014 to August 2014, Mr. McConnell served as a Non-Executive Director of Vitacost.com. From August 2011 to November 2012, Mr. McConnell served as Chairman of the Remuneration Committee of the Board, and Audit Committee member, of PaperlinX Limited, an ASX-listed international merchant of paper, communication materials and diversified products and services. From November 2009 to January 2012, Mr. McConnell was a member of the board of directors of MRV Communications, a worldwide supplier of communications equipment and services to carriers, governments and enterprise customers worldwide, where he also served on the Strategy and Compensation Committees. In addition, he has formerly served on the boards of Ansell Limited (October 2001 to November 2005), Nuplex Industries (December 2000 to March 2002), Force Corporation (March 1999 to May 2000), iPass Inc. (February 2007 to October 2008), Neo Technology Ventures (February 1999 to June 2004), Cosmoline Limited (March 1997 to May 1999) and Port-Link International (August 2000 to November 2005). Mr. McConnell received his B.A. in Economics from Harvard University in 1988 and his M.B.A. degree (Shermet Scholar) from the Darden School of the University of Virginia in 1994. Mr. McConnell is a member of the Board of Governors of the microfinance organization Opportunity International.

Lee K. Barba is an active investor and has served as a member of the board of directors of several privately held companies. Between 2000 and 2009, Mr. Barba has served as Chief Executive Officer and Chairman of the Board of thinkorswim Group Inc., a leading online brokerage and investor education firm, which he built through acquisitions prior to its sale in 2009 to TD AMERITRADE (NYSE: AMTD). Prior to that, he was President of Coral Energy L.P., a joint venture of Shell Oil Company focused on deregulated energy markets. Mr. Barba spent eight years in a variety of executive positions with Bankers Trust, including Chief Operating Officer of the Global Investment Bank, and began his career in the brokerage and investment banking industry. Between 2010 and 2013, Mr. Barba also has served as a board member of EDAC Technologies Corporation, a diversified manufacturing company serving the aerospace and industrial markets. Mr. Barba received his B.A. from the University of North Carolina and his M.B.A. from Columbia University, New York.

Ian V. Jacobs, is the managing member of 402 Capital, LLC, an investment management firm, which he founded in March 2009. From 2003 until 2009, Mr. Jacobs was employed by Berkshire Hathaway Inc. He received his Masters of Business Administration from Columbia University in 2003. Prior to receiving his M.B.A., Mr. Jacobs was an associate with Goldman Sachs. He completed the CFA program in 2001 and received his B.A. in Economics from Yeshiva University in 1997. Mr. Jacobs has considerable experience in U.S. capital markets, and has focused his investments on businesses with identifiable structural competitive advantages.

John H. Lewis is Founder and Managing Partner of Osmium Partners, a value investment firm. Prior to founding Osmium Partners in 2002, from 2001 to 2002, Mr. Lewis was Director of Research at Retzer Capital, a Wisconsin-based hedge fund. From 1999 to 2001, he was an Equity Research Analyst at Heartland Funds, a mutual fund with over $2 billion of assets under management. Mr. Lewis received a B.A. from the University of Maryland in 1996, and an M.B.A. from the University of San Francisco in 1999.

Jonathan R. Mather has served as a consultant to private equity firms and startup companies and has served in executive roles for public and privately held companies. From 2006 until July 2011, he served as Chief Financial Officer of ARC Document Solutions (NASDAQ: ARC), a reprographics company. Previously, he served as Chief Financial Officer of Netgear, Inc. (NASDAQ: NTGR), a designer, developer and marketer of networking products for home and small business use, from 2001 to 2006. From 1995 to 2001, Mr. Mather worked at Applause Inc., a consumer products company, where he served as President and Chief Executive Officer from 1998 to 2001, as Chief Financial Officer and Chief Operating Officer from 1997 to 1998 and as Chief Financial Officer from 1995 to 1997.

Mr. Mather began his career in public accounting, working for four years with Coopers & Lybrand (now part of PricewaterhouseCoopers LLP) and for two years with Ernst & Young. Mr. Mather is a Certified Management Accountant (CMA) and is also a chartered accountant from the Institute of Chartered Accountants in Sri Lanka, where Mr. Mather received his undergraduate B.A. degree equivalent. Mr. Mather received an M.B.A. from Cornell University, New York.

Walter L. Turek, has served as the Executive Chairman of Ascentis Corporation, a provider of human resources software, online payroll services, and SaaS Human Capital Management solutions since 2011. From 2005 until its sale to Vista Equity Partners in 2012, Mr. Turek served on the Board of Directors, including as Chairman of the Nominations and Governance Committee and a member of the Audit and Compensation Committees, of Greenway Medical Technologies (formerly NYSE: GWAY), a provider of information solutions to improve the financial performance of healthcare providers. During his tenure with Greenway Medical, revenues grew from approximately $10 million to $140 million. From 2009 to its sale in 2011 to Juniper Networks, he served as Co-Founder and Director of Mykonos Software, a provider of security solutions for websites and web applications against hackers, fraud and theft. Since 1999, Mr. Turek has been a member of the Board of Directors of BlueTie.com, a leading provider of email hosting services and cloud based collaboration solutions.

Until June 2009, Mr. Turek served as an officer and Senior Vice President of Sales and Marketing for Paychex, Inc., a leading provider of payroll and human resource services (NASDAQ: PAYX), where he oversaw a sales force of over 2,000 people as well as the company’s Marketing and International efforts. During the course of his twenty-five year tenure with Paychex, company revenues grew from $10 million to $2 billion, and the company’s market capitalization expanded to $13 billion. In addition, Mr. Turek also served as Corporate Director of Stromberg, a wholly owned subsidiary and a provider of time and attendance solutions.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of the Company’s Board of Directors. For information concerning Michael J. McConnell, who served as Executive Chairman from August 11, 2014 to January 2, 2015, see “Information Concerning Director Nominees” above.

Name	Age	Positions
Michael S. Egan	48	Chief Executive Officer (as of January 2, 2015)
Robert W. O’Hare	34	Chief Financial Officer and Corporate Secretary (as of March 1, 2015)
Gregory J. Franchina	51	Chief Information Officer
Brett A. Zane	48	Former Chief Financial Officer (Departed March 11, 2015)
Gregory R. Liberman	43	Former Chairman of the Board, Chief Executive Officer, and President (Departed August 11, 2014)
Joshua A. Kreinberg	44	Former General Counsel and Corporate Secretary (Departed August 12, 2014)

Michael S. Egan joined the Company in 2015 from Internet Brands, Inc., where he served in a number of capacities since 2008. He most recently served as Senior Vice President and Group General Manager of the Home, Careers, Money and Health Divisions. From 2003 to 2008, he served in several capacities at Yahoo! Inc. (NASDAQ: YHOO), including Senior Director—Business Lead, Sponsored Search & Mobile (2007 – 2008), Senior Director—Content Strategy & Operations (2005 – 2007), and Director—Global Content Quality (2003 – 2004). Prior to his time at Yahoo! Inc., he was a consultant with Bain & Company, Inc. Mr. Egan received his B.A. from the University of California, Santa Cruz and his M.B.A. in Finance and Strategy from the UCLA Anderson School of Management.

Robert W. O’Hare joined the Company in 2015 from Square, Inc., where he served as Corporate Finance & Investor Relations Lead since 2013. Prior to Square, he was Director of Financial Planning & Analysis at Pandora Media, Inc. (2010 – 2013). Prior to Pandora, he held financial roles at Spitfire Capital (2009 – 2010), Spectrum Equity Investors (2006 – 2009) and Thomas Weisel Partners (2004 – 2006). Mr. O’Hare received his B.S. from Georgetown University and is a CFA charterholder.

Gregory J. Franchina has served as our Chief Information Officer since June 2007. Mr. Franchina has over 25 years of technical and operational experience. Mr. Franchina also provided independent consulting services to the Company from January 2007 to May 2007. From November 2005 to December 2006, Mr. Franchina was the Chief Information Officer and Vice President of Operations for Spot Runner, Inc., an Internet-based advertising agency. From July 1998 to November 2005, Mr. Franchina was the Chief Information Officer and Vice President of Operations for WeddingChannel.com, Inc., a provider of online wedding planning and bridal services. Mr. Franchina holds a B.S. in Computer Science from The College of William and Mary.

Brett A. Zane, who departed the Company in March 2015, was appointed as our Chief Financial Officer effective December 2007. Prior to joining the Company, Mr. Zane served as Chief Financial Officer of Lindora, Inc., a regional commercial weight loss management company, since 2006. Between 2004 and 2006, Mr. Zane was Chief Financial Officer of Action Media Holdings, LLC, a production company focused on consumer shows for the automotive, skiing and video gaming industries. From 2003 until 2004, he was Chief Financial Officer of Liberman Broadcasting, Inc., a Spanish-language television and radio broadcaster, during which time certain securities of Liberman Broadcasting, Inc. became publicly traded, and from 1994 to 2003, Mr. Zane was Vice

President and Chief Financial Officer of Logex Corporation, a specialty logistics and distribution company. Mr. Zane holds an M.B.A. from the UCLA Anderson School of Management and a B.S. in Economics from The Wharton School, University of Pennsylvania.

Gregory R. Liberman, who departed the Company in August 2014, served as the Chief Executive Officer of the Company from April 2011, as the President from June 2006, as a member of the Company’s Board of Directors from April 2011 and as the Chairman of the Board from November 2013. Mr. Liberman served as the Company’s Chief Operating Officer from August 2005 to April 2011, as General Counsel from October 2004 to April 2006, and as Corporate Secretary from January 2005 to September 2006. Mr. Liberman earned a J.D., with Honors, from The Law School at the University of Chicago and an A.B., with University Distinction and Honors in Economics, from Stanford University.

Joshua A. Kreinberg, who departed the Company in August 2014, served as our General Counsel from April 2006 and Corporate Secretary from September 2006. Prior to joining the Company, Mr. Kreinberg practiced law in Los Angeles and Paris with Gibson, Dunn & Crutcher LLP from May 1999 to April 2006 and Sullivan & Cromwell LLP from October 1997 to April 1999. He also served as a law clerk in Wilmington, Delaware at the U.S. Court of Appeals for the Third Circuit. Mr. Kreinberg earned a J.D. and an L.L.M. in international and comparative law with honors from Duke University’s School of Law as well as an M.B.A. from Duke University’s Fuqua School of Business where he was a Fuqua Scholar. Mr. Kreinberg also holds an A.B. with University Distinction and Honors in Quantitative Economics and Political Science from Stanford University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Business Conduct and Ethics

The Company’s Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”), which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted in the corporate governance section of the investor relations page of the Company’s Web site located at www.spark.net and is available in print, without charge, upon written request to the Corporate Secretary at Spark Networks, Inc., 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025. The Company intends to post promptly any amendments to or waivers of the Code granted to directors or officers on its Web site.

Director Independence

The Board of Directors has determined that Lee K. Barba, Ian V. Jacobs, John H. Lewis, Jonathan R. Mather, Michael J. McConnell and Walter L. Turek are each an “independent” director as defined by the listing standards of the NYSE MKT currently in effect and approved by the SEC and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the NYSE MKT and SEC “independence” standards applicable to members of each such committee. Jonathan B. Bulkeley, Stephen Davis, Benjamin Derhy, David Hughes, Thomas G. Stockham and Vince Thompson, former directors who either resigned from or were replaced on the Board of Directors during 2014, each also satisfied the NYSE MKT and SEC “independence” standards applicable to members of the board of directors and committees of which each was a member during the timeframe they were directors.

The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company, including relationships described below and in “Certain Relationships and Related Transactions.” The purpose of the Board of Directors’ review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE MKT rules.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

Membership on the Company’s Board substantially changed as a result of the Company’s 2014 Annual Meeting of Stockholders on June 27, 2014.

During 2014, prior to July 2, 2014, the Board of Directors met twenty-three times, the Audit Committee met three times, the Nominating Committee met four times, and the Compensation Committee met three times. Each director who was on the Board during this timeframe attended at least 75% of the aggregate number of meetings held during his term of service by (1) the Board of Directors and (2) those committees of the Board of Directors on which he served.

Between July 2, 2014 and December 31, 2014, the Board of Directors met eight times, the Audit Committee met two times, and the Compensation Committee met one time. The Nominating Committee did not meet during such time frame. Each director who was on the Board during this timeframe attended at least 75% of the aggregate number of meetings held during his term of service by (1) the Board of Directors and (2) those committees of the Board of Directors on which he served.

The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders. In 2014, Gregory R. Liberman and Vince Thompson, both directors at the time, attended the Annual Meeting of Stockholders.

Board Committees

Audit Committee. The Audit Committee consists of Lee K. Barba, Jonathan R. Mather and Walter L. Turek, each of whom is an independent director. Mr. Mather, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist the Company’s Board of Directors in its general oversight of the Company’s accounting and financial reporting processes, audits of the consolidated financial statements and internal control management. The Audit Committee’s responsibilities include:

•	The appointment, replacement, compensation, and oversight of work of the independent registered public accounting firm, including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services.

•	Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our Company or that are the subject of discussions between management and the independent auditors.

The Board of Directors has adopted a written charter for the Audit Committee. A current copy of the Audit Committee Charter is available in the corporate governance section of the investor relations page of the Company’s Web site located at www.spark.net.

Compensation Committee. The Compensation Committee consists of Ian V. Jacobs, John H. Lewis and Walter L. Turek. Each member is an independent director. Mr. Jacobs is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for the Company’s executive officers, including our Chief Executive Officer, and key employees. The Compensation Committee conducts an annual review (in connection with the conclusion of our business planning process) of the compensation packages for each of our named executive officers. Based on this review, the Compensation Committee approves, to the extent applicable, (a) base salary changes, (b) any cash payout amounts earned under the previous year’s annual cash incentive awards, (c) equity grants and

(d) targets and potential payout amounts under any performance-based incentive compensation programs for the new year. The Compensation Committee will annually review the proposed performance metric(s) applicable to the named executive officers and approve the performance targets and target payout amounts for the named executive officers. The Company does not have a general equity grant policy. The Compensation Committee met four times during 2014. The Compensation Committee may take other individual compensation actions during the year as needed. In reviewing and making compensation decisions of other executive officers, the Committee may consult with the Company’s Chief Executive Officer and any others who can review the performance of the other executive officers, provide annual recommendations for individual management objectives, and provide input on strategic initiatives. The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant and other advisors to assist in the evaluation of Chief Executive Officer or executive officer compensation.

The Board of Directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is available in the corporate governance section of the investor relations page of the Company’s Web site located at www.spark.net.

Nominating Committee. The Nominating Committee consists of Ian V. Jacobs, John H. Lewis and Walter L. Turek, each of whom is an independent director. Mr. Lewis is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting, fills any vacancies on our Board of Directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The Board of Directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is available in the corporate governance section of the investor relations page of the Company’s Web site located at www.spark.net.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. Currently, the Company’s Chief Executive Officer does not serve on the Board.

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The Board of Directors believes an effective risk management system will allow the Company to (1) make timely identifications of the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or Audit Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management and the Audit Committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

The Director Nomination Process

The Nominating Committee considers nominees from all sources, including stockholders. Stockholder nominees are evaluated by the same criteria used to evaluate potential nominees from other sources. The Board of Directors will consist of a majority of directors who qualify as “independent” directors within the meaning of the listing standards of the NYSE MKT, as the same may be amended from time to time. Minimally, nominees should have a reputation for integrity, honesty and adherence to high ethical standards. They should have demonstrated business experience and the ability to exercise sound judgment in matters related to the current and long-term objectives of the Company, and should be willing and able to contribute positively to the decision-making process of the Company. In addition, they should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of the Company or to fulfill the responsibilities of a director.

Although the Company does not have a policy regarding diversity, the value of diversity on the Board is considered and the particular or unique needs of the Company shall be taken into account at the time a nominee is being considered. The Nominating Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board. Additionally, the Nominating Committee considers the respective qualifications needed for directors serving on various committees of the Board, and serving as chairs of such committees, should be taken into consideration. In recruiting and evaluating nominees, the Nominating Committee considers the appropriate mix of skills and experience and background needed for members of the Board and for members of each of the Board’s committees, so that the Board and each committee has the necessary resources to perform its respective functions effectively. The Nominating Committee also believes that a prospective nominee should be willing to limit the number of other corporate boards on which he or she serves so that the proposed director is able to devote adequate time to his or her duties to the Company, including preparing for and attending Board and committee meetings. In addition, the re-nomination of existing directors is not viewed as automatic, but based on continuing qualification under the criteria set forth above. In addition, the Nominating Committee will consider the existing director’s performance on the Board and on any committee on which such director serves, which will include attendance at Board and committee meetings.

Director Nominees by Stockholders. The Company’s Bylaws provide that stockholders may nominate directors for consideration at an annual meeting provided they comply with the notice procedures in the Bylaws, which are described under “Stockholder Proposals—Proposals to be Submitted for Annual Meeting” and is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting. Any such notice shall also include the information regarding the stockholder making the nomination and the nominee required by the Company’s Bylaws. Nominations made by stockholders in this manner are eligible to be presented by the stockholder at the meeting, but such nominees will not have been considered by the Nominating Committee as a nominee to be potentially supported by the Company.

EXECUTIVE OFFICER & DIRECTOR COMPENSATION

Executive Officer Compensation Discussion & Analysis

Introduction

This Compensation Discussion & Analysis (“CD&A”) is designed to provide stockholders with an understanding of our compensation program and to discuss the compensation earned for 2014 by our named executive officers. Our Compensation Committee oversees our executive compensation program. The Compensation Committee reviews and establishes the compensation for our executive officers and is responsible for administering and awarding equity grants under our existing stock incentive plans.

The Company’s Board of Directors and senior executive team underwent a significant transformation in 2014. Following the reconstitution of the Board in July, compensation policies and structure evolved during the second half of the year. The Compensation Committee, as reconstituted, believes its compensation programs align the interests of our executives with those of our stockholders by placing great emphasis on at-risk compensation tied to specific short-term business objectives and long-term stockholder returns. To receive such short-term incentives, defined measurable goals must be achieved. Additionally, the new long-term stock award program requires management to deliver significant equity value creation within a specified time frame to be of value to its participants. Going forward, the Compensation Committee is committed to continued improvement in response to executive compensation trends and regulatory developments.

Named Executive Officers

For 2014, our named executive officers were:

•	Michael J. McConnell, Executive Chairman (August 2014 – January 2015)

•	Gregory R. Liberman, Chairman, Chief Executive Officer and President (Departed August 2014)

•	Brett A. Zane, Chief Financial Officer (Departed March 2015)

•	Gregory J. Franchina, Chief Information Officer

•	Joshua Kreinberg, General Counsel and Secretary (Departed August 2014)

In 2015, we named the following executive officers:

•	Michael S. Egan, Chief Executive Officer

•	Robert W. O’Hare, Chief Financial Officer

Our Philosophy on Executive Compensation

Our primary objectives with respect to executive compensation are to attract and retain the best possible executive talent, to link annual compensation (cash and stock-based) and long-term stock-based compensation to achievement of measurable corporate goals and individual performance, and to align executives’ incentives with stockholder value creation. To achieve these objectives, we are endeavoring to implement and maintain compensation plans that tie our executives’ overall compensation to our financial performance and return to stockholders. Overall, the total compensation opportunity is intended to create a competitive executive compensation program.

Our Process for Executive Compensation

The Compensation Committee oversees our executive compensation program. Each Committee member is an independent nonemployee director and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee develops and recommends to the Board the overall compensation package for our Chief Executive Officer and, with the additional assistance of our Chief Executive Officer, for each of our other executive officers. Our Chief Executive Officer does not participate in determining his compensation. Although objective criteria may be used, the Compensation Committee retains final discretion in determining the compensation of our executive officers. In general, the Compensation Committee makes its final determination of both annual incentive awards and awards earned based on long-term performance in the first quarter following the end of each performance period.

In implementing and administering the Company’s compensation philosophy, the Committee:

•	Reviews market data to assess the competitiveness of the Company’s compensation policies;

•	Reviews the Company’s performance against the Company’s plans and budgets and considers the degree of attainment of performance goals and objectives; and

•	Reviews the individual performance of each executive officer.

As a general practice, the Committee makes significant decisions over multiple meetings, discussing conceptual matters, reviewing preliminary recommendations, reviewing final recommendations and reviewing advice of legal advisors before acting. The Committee also holds special meetings as necessary in order to perform its duties.

Consideration of Say-on-Pay Results

Stockholders perform an advisory vote regarding the compensation of the Company’s named executives every three years. At the Company’s annual meeting of stockholders held in May 2013, approximately 84% of the votes cast on the advisory vote to approve the compensation of our named executive officers were voted in favor of the proposal. We have not implemented any changes to our executive compensation program as a direct result of the advisory vote but we intend to present a say-on-pay proposal in 2016. Stockholders review the compensation of the Company’s named executive officers every three years.

Elements of Named Executive Officer Compensation

Our named executive officer compensation consists of base salary, annual performance based cash and equity incentives, long-term equity plan participation and customary broad-based employee benefits. In addition, on occasion, the Compensation Committee may award special bonuses to the named executive officers. Consistent with our pay for performance philosophy, we believe that we can better motivate the named executive officers to enhance stockholder return if a significant portion of their compensation is “at risk”—that is, contingent upon the achievement of performance objectives and overall strong company performance. The mix of base salary, annual bonus opportunity based on achievement of objectives and long-term stock-based compensation incentive (in the form of appreciation in shares underlying stock options and restricted stock units) varies depending on the officer’s position level.

The following discussion describes the mix of compensation methods that we use.

Base Salary: Base salaries for our named executive officers are established based on the scope of their responsibilities. Base salaries are reviewed on an annual basis and any increases are similar in scope to our overall corporate salary increase, if any.

Given the anticipated short-term nature of Mr. McConnell’s service as Executive Chairman and the Compensation Committee’s and Mr. McConnell’s mutual desire to provide incentives to influence the long-term value of the Company, Mr. McConnell’s compensation for his role as Executive Chairman in 2014 consisted solely of shares of restricted stock

Annual Incentives: Our employment contracts with our named executive officers provide them with an opportunity to receive annual cash and stock incentive compensation consisting of the possibility of receipt of a cash bonus and a stock or option award, payable once per year. Any such annual incentive would be dependent upon attaining specific corporate and/or personal objectives for the prior fiscal year, as well as the Company achieving its stated financial budget. Our goal with bonuses to our named executive officers is to reward executives in a manner that is commensurate with the level of achievement of certain financial and operational goals that we believe, if attained, result in greater long-term stockholder value. We believe that stock ownership is an important factor in aligning corporate and individual goals. RSU awards require a minimum hold period to further align management and stockholders. The Board of Directors approves these financial and strategic goals on an annual basis.

Long-term Incentives: The Company’s newly instituted stock option program for certain executive officers is designed to reward executives when they have created substantial value for stockholders over a specified window of time. It does this, in part, by (a) vesting each grant of options immediately, (b) instituting strike prices for each tranche of options above current market prices, (c) incorporating “trigger” prices, which allow the options to become exercisable, at prices above the strike price, and (d) using reasonable expiration dates and terms to such options. The strike price per share of each tranche is above the Company’s current stock price as of the date of this hereof and is set at $5.25, $7.50, and $10.00, respectively. Notwithstanding, such strike prices, such options are not exercisable until certain “trigger” prices are achieved over a period of time. The “trigger” price per share for each tranche is set at $6.00, $10.00, and $13.50, respectively. As of the date hereof, Messrs. Egan and O’Hare were recipients of such option grants. All grants of stock options, restricted stock or restricted stock units to executive officers are approved by the Compensation Committee.

Other Benefits: Named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan. We do not plan on maintaining any pension plan or retirement benefit other than our 401(k) plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Respectfully Submitted,

The Compensation Committee

Ian V. Jacobs (Chairman)

John H. Lewis

Walter L. Turek

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2014, 2013 and 2012 by our principal executive officer pursuant to Item 402(a)(3)(i) of Regulation S-K (for 2014, our principal executive officer was our Chief Executive Officer from January 2014 through August 2014 and our Executive Chairman from August 2014 through January 2015) and three of our most highly compensated executive officers who were employed by us during the fiscal year ended December 31, 2014 (the “named executive officers”).

Name & Principal Position	Year	Salary		Stock Awards[1]		Option Awards[2]		Non-Equity Incentive Plan Compensation[3]	All Other Compensation[4]		Total
Michael J. McConnell, Executive Chairman*	2014	—		$654,050		$97,933	(5)	—	$13,136	(6)	$765,119
Brett A. Zane	2014	$271,625		—		—		$50,000	$39,090	(7)	$360,715
Chief Financial Officer	2013	$271,625		—		—		$124,000	$27,659	(7)	$423,284
(Departed March 2015)	2012	$265,000		—		$53,017		$200,363	$19,034	(7)	$537,414
Gregory J. Franchina	2014	$260,350		—		—		$50,000	$30,547	(8)	$340,897
Chief Information Officer	2013	$260,350		—		—		$128,000	$26,176	(8)	$414,526
	2012	$253,999		—		$53,017		$207,041	$18,850	(8)	$532,907
Gregory R. Liberman	2014	$260,096		—		—		—	$1,064,584	(10)	$1,324,680
CEO and President	2013	$359,375	(9)	$15,625	(9)	—		$206,000	$25,836	(10)	$606,836
(Departed August 2014)	2012	$325,000		—		$825,079		$300,544	$20,614	(10)	$1,471,737
Joshua A. Kreinberg	2014	$172,200		—		—		—	$176,741	(11)	$348,941
General Counsel & Secretary	2013	$246,000		—		—		$70,000	$18,910	(11)	$334,910
(Departed August 2014)	2012	$240,000		—		$53,017		$113,539	$18,545	(11)	$425,101

*	Mr. McConnell held the position of Executive Chairman from August 2014, after the departure of Mr. Liberman in August 2014, through January 2015.
(1)	The amounts disclosed reflect the aggregate grant date fair value of the stock awards in accordance with FASB ASC Topic 718. The grant date fair value of each stock award is computed based on the closing price of our common stock on the date of the grant.
(2)	The amounts disclosed reflect the aggregate grant date fair value of the equity awards issued at the grant date in accordance with FASB ASC Topic 718. For assumptions used in calculation of equity awards, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	Our Compensation Committee establishes an annual pool from which cash bonuses can be distributed to the executive officers of the Company. This amount is based on the Company’s revenue from certain key segments and adjusted earnings before interest, taxes, depreciation and amortization (also known as Adjusted EBITDA). Bonus amounts for each executive officer are based on achieving certain financial targets as well as individual management objectives. See the summary of the employment agreements below for each officer for a further description of the determination of their bonuses.
(4)	All Other Compensation, excluding Mr. McConnell, includes health related reimbursements, $7,300, $7,300, and $7,000 in nonqualified deferred compensation plan employer contributions and $10,200, $10,200, and $10,000 in 401(k) plan employer contributions for 2014, 2013 and 2012, respectively. For 2014, the amount also includes gym membership benefit, health care premium coverage, life insurance premium coverage, severance payments, and payments of accrued but unused vacation. Specific amounts over $1,500 are separately noted below.
(5)	Earned as compensation for his services on the Board of Directors.
(6)	Also includes $10,200 in 401(k) plan employer contributions and $2,936 in health care premium coverage.
(7)	Also includes $11,392, $10,159 and 2,034 in health related reimbursements for 2014, 2013 and 2012, respectively and $7,686 in health care premium coverage for 2014.
(8)	Also includes $4,077, $8,676 and $1,850 in health related reimbursements for 2014, 2013 and 2012, respectively and $7,686 in health care premium coverage for 2014.
(9)	On December 12, 2013, Mr. Liberman elected to waive payment of $15,625 of his base salary that was otherwise payable on December 16, 2013 in exchange for 1,906 shares of common stock under the Company’s 2007 Omnibus Incentive Plan.
(10)	Also includes $1,836, $8,336 and $3,614 in health related reimbursements for 2014, 2013 and 2012, respectively. For 2014, also includes $11,448 in health care premium coverage, a severance payment of $1,000,810 and a payment of $31,250 for accrued but unused vacation for the period ending on August 11, 2014.
(11)	Also includes $8,988, $1,410 and $1,427 in health related reimbursements for 2014, 2013 and 2012, respectively. For 2014, also includes $5,220 in health care premium coverage, a severance payment of $123,000 and a payment of $20,500 for accrued but unused vacation for the period ending on August 12, 2014.

Grants of Plan-Based Awards for 2014

The following table provides information about grants of equity awards made under the 2007 Omnibus Incentive Plan in the year ended December 31, 2014.

Name of Executive	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units[1]	All Other Option Awards: Number of Securities Underlying Options[2]	Exercise Price of Option Awards[3]
		Threshold	Target	Maximum
McConnell	7/7/14	—	—	—	—	50,000	$5.37
	8/12/14	—	—	—	30,000	—	—
	8/15/14	—	—	—	60,000	—	—
	8/15/14	—	—	—	35,000	—	—

(1)	This column represents the number of shares of restricted stock granted to Mr. McConnell pursuant to his Executive Employment Agreement, dated August 12, 2014 (the “McConnell Agreement”). Under the McConnell Agreement, he was granted 30,000 shares of restricted stock pursuant to the Company’s 2007 Omnibus Incentive Plan (the “Plan”), which were fully vested on August 15, 2014. Additionally, he was granted additional shares of restricted stock as follows: (i) 60,000 shares of restricted stock granted on August 15, 2014, which grant would be adjusted on a pro rata basis upon the Board’s determination of Mr. McConnell’s achievement of certain corporate objectives, as determined in the sole discretion of the Board, at December 31, 2014, with such objectives identifying the number of shares to be awarded for each objective achieved, the granted shares to vest fifty percent (50%) on December 31, 2015 and the balance on December 31, 2016. The Compensation Committee on November 4, 2014 and March 1, 2015 unanimously decided not to adjust such grant; (ii) 35,000 shares of restricted stock granted on August 15, 2014, which shall vest fifty percent (50%) upon the one year anniversary of the Company’s employment of a new Chief Executive Officer, and the balance upon the two year anniversary of the Company’s employment of a new Chief Executive Officer, and (iii) up to 25,000 shares of restricted stock upon conclusion of Mr. McConnell’s service as Executive Chairman, in the sole discretion of the Board.

(2)	This column represents the number of stock options granted Mr. McConnell by the Board on July 7, 2015 in respect to his appointment to the Board. Such options had an exercise price equal to the Company’s closing price on July 7, 2014 and vest in four equal installments beginning with the first anniversary of the date of grant. Accelerated vesting occurs upon a change in control, as provided in the Plan, and as otherwise determined by the Board.
(3)	Stock option exercise prices reflect the closing price of the Company’s stock on the grant date.

No options were granted to Messrs. Zane, Franchina, Liberman, or Kreinberg during the year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the year ended December 31, 2014.

	OPTION AWARDS						STOCK AWARDS
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (Unearned)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested[2]
McConnell	7/7/14	—	50,000	—	$5.37	7/7/2021	—	—	—	—	—
		—	—	—	—	—	8/15/14	60,000	$215,400	—	—
		—	—	—	—	—	8/15/14	35,000	$125,650	—	—

Total			50,000					95,000	$341,050

Zane	1/5/2009	240,000	—	—	$3.00	6/9/2015	—	—	—	—	—
	4/11/2011	125,000	—	—	3.18	6/9/2015	—	—	—	—	—
	12/17/2012	10,000	5,000	—	7.40	6/9/2015	—	—	—	—	—
	12/17/2012	6,666	3,334	—	8.00	6/9/2015	—	—	—	—	—

Total		381,666	8,334

Franchina	1/5/2009	203,472	—	—	$3.00	3/16/2016	—	—	—	—	—
	12/17/2012	10,000	5,000	—	7.40	12/17/2019	—	—	—	—	—
	12/17/2012	6,666	3,334	—	8.00	12/17/2019	—	—	—	—	—

Total		220,138	8,334

Liberman	1/5/2009	262,344	—	—	$3.00	8/11/2015	—	—	—	—	—
	4/11/2011	339,360	—	—	3.18	8/11/2015	—	—	—	—	—
	3/12/2012	82,840	—	—	4.18	8/11/2015	—	—	—	—	—
	12/17/2012	86,111	—	—	7.40	8/11/2015	—	—	—	—	—
	12/17/2012	86,111	—	—	8.00	8/11/2015	—	—	—	—	—
	12/17/2012	86,111	—	—	10.00	8/11/2015	—	—	—	—	—

Total		942,877

Kreinberg	1/5/2009	59,229	—	—	$3.00	2/9/2015	—	—	—	—	—
	4/11/2011	200	—	—	3.18	2/9/2015	—	—	—	—	—
	12/17/2012	7,917	—	—	7.40	2/9/2015	—	—	—	—	—
	12/17/2012	5,277	—	—	8.00	2/9/2015	—	—	—	—	—

Total		72,623

(1)	1/4 of stock options granted to Mr. McConnell vest on each annual anniversary of the date of grant. 1/36th of the stock options granted to Messrs Zane and Franchina vest on each monthly anniversary of the date of grant. Any vested options held by Messrs. Zane and Franchina upon termination of employment for any reason are exercisable for 90 days following termination except upon death or disability in which case they remain exercisable for one year. Pursuant to the terms of their employment agreements, upon a change in control of the Company, unvested stock options held by each named executive officer immediately vest. A change in control is the acquisition of 50% or more of the total voting power of the Company’s voting securities, the disposition of all or substantially all of the Company’s assets, the liquidation or dissolution of the Company, a merger, consolidation, or similar transaction other than a business combination that would result in the voting securities of the Company outstanding immediately prior to such a transaction continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity and a repurchase or recapitalization of the Company’s securities. Refer to the summary of terms of the employment agreements for each named executive officer for additional information about the treatment of options upon a change of control.
(2)	The market value of the stock awards (restricted stock) represents the product of the closing price of the Company’s stock as of December 31, 2014, which was $3.59.

Option Exercises and Stock Vested

The following table provides information about common stock options exercised and restricted common stock that vested during the year ended December 31, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
McConnell	—	—	30,000	$162,300
Zane	—	—	—	—
Franchina	56,146	$143,531	—	—
Liberman	115,456	$193,221	—	—
Kreinberg	161,389	$278,123	—	—

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all full-time employees providing for matching contributions by the Company, as defined in the plan. The Company also has a related nonqualified deferred compensation Plan whereby the Company may make contributions to executives’ accounts to make up for the limitations imposed by the Internal Revenue Code on Company profit sharing and matching contributions under the 401(k) plan. Participants in each plan may direct the investment of their personal accounts to a choice of mutual funds consisting of various portfolios of stocks, bonds, or cash instruments.

Name	Executive Contributions in the 2014 Fiscal Year	Registrant Contributed in 2014 Fiscal Year ($)(1)	Aggregate Earnings in 2014 Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2014 Fiscal Year End ($)
McConnell	—	—	—	—	—
Zane	—	$7,300	$5,555	—	$68,100
Franchina	—	$7,300	$3,965	—	$62,840
Liberman	—	$7,300	$4,502	—	$65,620
Kreinberg	—	$7,300	$4,063	—	$55,615

(1)	Amounts reported as contributions are reflected in All Other Compensation in the Summary Compensation Table above. Amounts reported as Aggregate Earnings are not reflected in the Summary Compensation Table.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Michael J. McConnell, Chairman of the Board of Directors, Former Executive Chairman

On August 11, 2014, Michael J. McConnell, the Chairman of the Board, entered into an Executive Employment Agreement (the “McConnell Agreement”) with the Company, pursuant to which Mr. McConnell agreed to serve as Executive Chairman pending the Company’s retention of a full-time Chief Executive Officer. Mr. McConnell served in the capacity of Executive Chairman until the retention of Michael S. Egan as Chief Executive Officer on January 2, 2015.

Term/Compensation. The term of Mr. McConnell’s service under the McConnell Agreement continued until the sooner of (i) ninety days after the Company’s employment of a new Chief Executive Officer, with the understanding that Mr. McConnell would make himself available to the new Chief Executive Officer during such ninety day period for consultation, advice and training, and (ii) August 12, 2015, unless otherwise agreed to by the parties. In lieu of any cash payment for his service, Mr. McConnell was granted 30,000 shares of restricted stock pursuant to the Company’s 2007 Omnibus Incentive Plan, which were fully vested on August 15, 2014. Additionally, he was granted additional shares of restricted stock as generally summarized below:

•	60,000 shares of restricted stock granted on August 15, 2014, which grant would be adjusted on a pro rata basis upon the Board’s determination of Mr. McConnell’s achievement of certain corporate objectives, as determined in the sole discretion of the Board, at December 31, 2014, with such objectives identifying the number of shares to be awarded for each objective achieved (Mr. McConnell to be granted shares if the objectives are achieved unless he is earlier terminated for Cause or voluntarily resigns on or before December 31, 2014), the granted shares to vest fifty percent (50%) on December 31, 2015 and the balance on December 31, 2016. The Compensation Committee on November 4, 2014 and March 1, 2015 unanimously decided not to adjust such grant.

•	35,000 shares of restricted stock granted on August 15, 2014, which shall vest fifty percent (50%) upon the one year anniversary of the Company’s employment of a new Chief Executive Officer, and the balance upon the two year anniversary of the Company’s employment of a new Chief Executive Officer, provided that (A) the Chief Executive Officer is employed within the term of the McConnell Agreement, (B) Mr. McConnell provides consultation, advice and training as provided in the McConnell Agreement, and (C) Mr. McConnell has not been terminated for Cause or voluntarily resigns on or before August 12, 2015.

•	Up to 25,000 shares of restricted stock upon the term of the Agreement, in the sole discretion of the Board.

Other Benefits. Mr. McConnell was eligible for all health and welfare benefits generally available to the Company’s other executives, officers, or full-time employees, with the Company covering the costs of such benefits.

Termination and Benefits. The McConnell Agreement could be terminated by either party at any time. If the McConnell Agreement were terminated by the Company without cause or by Mr. McConnell for good reason, Mr. McConnell would be entitled to receive severance consisting only of reimbursement of any COBRA payments paid by Mr. McConnell in the eighteen (18) month period following his termination of employment in a value not to exceed $2,500 per month; provided, however, that Mr. McConnell executed, within the thirty (30)-day period following termination, a Separation Agreement that included a general mutual release by the Company and Mr. McConnell in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Mr. McConnell, and Mr. McConnell did not revoke the mutual general release within any legally required revocation period, if applicable. “Cause” under the McConnell Agreement meant the occurrence during the term of any of the following: (i) formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offence involving Mr. McConnell’s moral turpitude under any applicable law, (ii) gross negligence or willful misconduct by Mr. McConnell in the performance of his material duties; or (iii) material breach by

Mr. McConnell. “Good Reason” meant the occurrence of any of the following: (i) a material breach by the Company which was not cured within thirty (30) days following the Company’s receipt of written notice by Mr. McConnell to the Company describing such alleged breach; (ii) a reduction in Mr. McConnell’s title, or a material reduction in his duties, authorities, and/or responsibilities; or (iii) a requirement by the Company, without Mr. McConnell’s consent, that he relocate to a location greater than thirty-five (35) miles from his place of residence.

Brett A. Zane, Former Chief Financial Officer

On November 27, 2007, in connection with the appointment of Brett A. Zane as Chief Financial Officer, the Company and Mr. Zane executed an Executive Employment Agreement (the “Zane Agreement”). The Zane Agreement was amended on December 29, 2008 to ensure compliance with Section 409A. Mr. Zane departed the Company on March 11, 2015 and signed a Separation Agreement and Release on April 9, 2015 with termination terms consistent with the terms of the Zane Agreement.

Term, Salary and Bonus. Pursuant to the terms of the Zane Agreement, Mr. Zane was entitled to a base salary of $255,000 per year, which could be increased (along with annual bonuses) in accordance with the Company’s normal customs and practices. Effective January 1, 2013, Mr. Zane’s base salary was increased by the Compensation Committee to $271,625. Mr. Zane was also eligible for an annual performance bonus with a target amount of $125,000 determined based on the Company’s calendar year revenue, a measure of the Company’s calendar year profits such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA, and a discretionary component (the “Performance Bonus”). Based on historical practice, the Compensation Committee may adjust the target amount of the Performance Bonus. Mr. Zane was eligible for all health and welfare benefits generally available to the Company’s full-time employees. Additionally, he would be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company and he is entitled to vacation pay.

Termination and Benefits. The Zane Agreement could be terminated upon 30 days’ notice by Mr. Zane or the Company without good reason or without cause, respectively. The Zane Agreement would terminate upon Mr. Zane’s death, and could be terminated by the Company upon disability (incapacity due to physical or mental illness causing him to be absent from his duties for three consecutive months, and he does not return after 30 days written notice of termination) or for cause, or by Mr. Zane for good reason. For 12 months after termination, Mr. Zane agreed not to solicit the Company’s employees or customers. If the Zane Agreement were terminated by the Company without cause or by Mr. Zane for good reason, Mr. Zane would be entitled to receive severance pay from the Company for a period of six months, provided that he executed within 30 days a separation agreement with the Company that included a general mutual release of all claims. The amount of severance pay to be paid to Mr. Zane each month would be equal to: (1) his current monthly salary plus (2) if Mr. Zane has completed more than four months of the then current performance period, one-sixth of the Performance Bonus pro-rated for the completion of the period, with such severance payments to be paid in accordance with the Company’s normal payroll cycle. Termination with “cause” meant (1) a material misappropriation of any assets of the Company, (2) a material breach by Mr. Zane that has not been cured within 30 days after written notice, (3) the conviction of, or plea of guilty or nolo contendere, to a felony or to any criminal offense involving moral turpitude or (4) gross negligence or willful misconduct in connection with the material duties required by the Agreement. “Good reason” included (1) the Company’s requirement to relocate to a location in excess of 50 miles from the Company’s current office location; (2) Mr. Zane’s base salary or Performance Bonus target opportunity is reduced by the Company or unpaid by the Company if earned and payable, or the terms and conditions for stock option agreements are not fully complied with by the Company; (3) a material reduction in title, duties and/or responsibilities; or (4) any material breach by the Company that is not cured within 30 days of written notice, and with respect to any of those events, the Company has not cured such circumstances within 30 days after receiving written notice from the executive 30 days after his knowledge of the occurrence of any such event. Mr. Zane would not be entitled to any severance if his employment were terminated due to death or disability, he voluntarily resigned or was terminated by the Company with cause.

Change of Control. Mr. Zane’s options contained a “Change of Control Provision” whereby all unvested options would vest if any person acquires a vested interest in more than 50% of the Company’s shares. However, in the event a successor company desired to retain Mr. Zane’s services for the one-year period following a change of control, those options that were accelerated and the payment of any proceeds from such option acceleration would be deposited in escrow, which would provide that (1) if employment with the successor company were terminated during the one-year period following the change of control by the successor company for cause or by Mr. Zane without good reason, he would forfeit the accelerated options and any proceeds, and (2) the accelerated options and any proceeds would be paid to Mr. Zane immediately upon the earlier of (x) the first anniversary of the change of control if Mr. Zane maintained continuous employment with the successor company throughout the one-year period, or (y) the date of termination if Mr. Zane’s employment were terminated for any reason other than by the successor company for cause or by Mr. Zane without good reason.

Gregory J. Franchina, Chief Information Officer

On May 16, 2007, the Company entered into an Executive Employment Agreement with Gregory J. Franchina appointing him as Chief Information Officer effective June 1, 2007 (the “Franchina Agreement”). The Franchina Agreement was amended on December 30, 2008 to ensure compliance with Section 409A.

Term, Salary, and Bonus. The Franchina Agreement will continue indefinitely subject to the termination provisions. Pursuant to the terms of the Franchina Agreement, Mr. Franchina will receive a base salary of $231,000 per year, which may be increased (along with annual bonuses) in accordance with the Company’s normal customs and practices. Effective January 1, 2013, Mr. Franchina’s base salary was increased by the Compensation Committee to $260,350. Mr. Franchina will also be eligible for an annual bonus with a target amount of $125,000 determined based on the Company’s calendar year revenue, a measure of the Company’s calendar year profits such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA, and a discretionary component (the “Performance Bonus”). Based on historical practice, the Compensation Committee may adjust the target amount of the Performance Bonus. To be eligible for the Performance Bonus, Mr. Franchina must maintain continuous employment with the Company throughout the Performance Period (as defined in the Franchina Agreement) and through the date of the Performance Bonus payment unless the Franchina Agreement is terminated by the Company without Cause or by the Executive for Good Reason after the Performance Period has been completed, but before payment of the Performance Bonus, in which case Mr. Franchina will receive the Performance Bonus payment on the date Company makes such payment. Payment of the Performance Bonus will be made at the Company’s discretion following the completion of the annual audited financial statements, but in no event later than six months from the last day of each Performance Period, provided Mr. Franchina has maintained continuous employment with the Company (or is entitled to severance pay as described below). In the event the Company fails to determine a formula for the Performance Bonus prior to 60 days after the start of a period, Mr. Franchina will earn the pro rata share of the bonus between the start of the period and the date upon which the formula is determined by the Company and presented to Mr. Franchina.

Mr. Franchina is eligible for all health and welfare benefits generally available to the Company’s full-time employees. Additionally, he will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company and he is entitled to vacation pay.

Termination and Benefits. The Franchina Agreement may be terminated upon 30 days’ notice by Mr. Franchina or the Company without good reason or without cause, respectively. If the Franchina Agreement is terminated by the Company without cause or by Mr. Franchina for good reason, Mr. Franchina will be entitled to receive severance pay from the Company for a period of six months, provided that he executes within 30 days a separation agreement with the Company that includes a general mutual release of all claims. The amount of severance pay to be paid to Mr. Franchina each month shall be equal to: (i) his current monthly salary plus (ii) if Mr. Franchina has completed more than four months of the then current performance period, one-sixth of the Performance Bonus pro-rated for the completion of the period, with such severance payments to be paid in accordance with the Company’s normal payroll cycle. If the Franchina Agreement is terminated by the Company without cause or by Mr. Franchina for good reason after a performance period has been completed, he will receive the Performance Bonus for that period. Termination with “cause” means (1) a material misappropriation of any assets of the Company, (2) a material breach by Mr. Franchina that has not been cured within 30 days after written notice, (3) the conviction of, or plea of guilty or nolo contendere, to a felony or to any criminal offense involving moral turpitude or (4) gross negligence or willful misconduct in connection with the material duties required by the Franchina Agreement. “Good reason” includes (1) the Company’s requirement to relocate to a location in excess of fifty (50) miles from the Company’s current office location; (2) Mr. Franchina’s base salary or Performance Bonus target opportunity is reduced by the Company or unpaid by the Company if earned and payable, or the terms and conditions for stock option agreements are not fully complied with by the Company; (3) a material reduction in title, duties and/or responsibilities; or (4) any material breach by the Company that is not cured within 30 days of written notice, and with respect to any of those events, the Company has not cured such circumstances within 30 days after receiving written notice from the executive 30 days after his knowledge of the occurrence of any such event. Mr. Franchina will not be entitled to any severance if his employment is terminated due to death or disability, he voluntarily resigns or is terminated by the Company with cause.

Change of Control. Mr. Franchina’s stock options contain a “Change of Control Provision” whereby all unvested options will vest if any person acquires a vested interest in more than 50% of the Company’s shares. However, in the event a successor company desires to retain Mr. Franchina’s services for the one-year period following a change of control, those options that were accelerated and the payment of any proceeds from such option acceleration will be deposited in escrow, which will provide that (i) if employment with the successor company is terminated during the one-year period following the change of control by the successor company for cause or by Mr. Franchina without good reason, he will forfeit the accelerated options and any proceeds, and (ii) the accelerated options and any proceeds will be paid to Mr. Franchina immediately upon the earlier of (x) the first anniversary of the change of control if Mr. Franchina maintains continuous employment with the successor company throughout the one-year period, or (y) the date of termination if Mr. Franchina’s employment is terminated for any reason other than by the successor company for cause or by Mr. Franchina without good reason.

Gregory R. Liberman, Former Chairman of the Board Directors, Former Chief Executive Officer and President

Effective February 11, 2014, the Company and Mr. Liberman entered into an amended and restated Executive Employment Agreement reflecting Mr. Liberman’s positions as President, Chief Executive Officer and Chairman of the Board (the “Liberman Agreement”). Mr. Liberman departed the Company on August 11, 2014 and signed a Separation Agreement and Release on August 8, 2014 with termination terms consistent with the terms of the Liberman Agreement.

Term, Salary and Bonus. Under the Liberman Agreement, Mr. Liberman’s base salary was $375,000 per year. His base salary was reviewed annually and could be increased at the sole discretion of the Compensation Committee of the Board of Directors in light of Mr. Liberman’s performance and the Company’s financial performance and other economic conditions, but may not be decreased without Mr. Liberman’s written consent. Mr. Liberman was also eligible to receive an annual bonus (the “Annual Bonus”) based on a calendar year performance plan established by the Board of Directors. The performance goals under the performance plan were based on metrics, which could include: (i) Company gross revenue, (ii) Company earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (iii) management objectives. To be eligible to receive the Annual Bonus, Mr. Liberman had to maintain continued employment with the Company throughout the relevant performance period. Pursuant to the Liberman Agreement, the target annual bonus was $250,000, and could be increased by the Board of Directors or the Compensation Committee, but not decreased.

Other Benefits. Mr. Liberman was eligible to receive stock options and other equity awards from time to time under the Company’s equity compensation plan. He was eligible for all health and welfare benefits generally available to the Company’s other executives, officers, or full-time employees, with the Company covering the costs of such benefits and he will accrue vacation at a rate of 20 days per year. Mr. Liberman could be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company, including any reasonable legal fees incurred in connection with the Liberman Agreement, the negotiation and execution of any new employment agreements of any successor organization in connection with a change in control and any future agreements with the Company entered into upon termination of employment.

Termination and Benefits. Per the Liberman Agreement, Mr. Liberman would receive his prorated base salary earned as of the date of his termination, the amount of any Annual Bonus earned for the fiscal year prior to termination to the extent not yet paid and a payment for any accrued unused vacation and had one year from the date of such termination to exercise any vested equity awards. For termination without cause or by Mr. Liberman for good reason, then Mr. Liberman would receive a severance package that consists of (a) a single cash lump-sum payment equal to his annual base salary plus, (b) if the termination occurs on or prior to June 30, then 50% of the target Annual Bonus for the year of termination, or, if the termination occurs on or after to July 1, then the entire target Annual Bonus for that fiscal year. However, if the termination occurs on or after a change of control (as further described below), then the severance payment will be the sum of 200% of his annual base salary as well as an amount of his target Annual Bonus as described in the previous sentence. In addition to the description of a change of control below, for purposes of this severance payment, it also includes during any consecutive 24 month period the incumbent directors cease to constitute at least a majority of the Board. In addition to severance payments of his base salary and Annual Bonus amounts, Mr. Liberman would also receive (a) reimbursement of COBRA health and welfare plan expenses for 12 months following termination, and (b) immediate accelerated vesting of all unvested options or other equity awards to the extent such awards were scheduled to become vested during the 12-month period following such termination and one year from the date of termination to exercise stock options. Payment of the severance package was conditioned on Mr. Liberman’s execution within 30 days of a separation agreement with the Company that includes a general mutual release of all claims. Termination with “cause” generally meant (1) admission to or conviction of a felony or any criminal offence involving moral turpitude, (2) gross negligence or willful misconduct in the performance of material employment duties, or (3) material breach of the Liberman Agreement by Mr. Liberman that is not cured within 30 days of notice. “Good Reason” meant (1) a material breach of the Liberman Agreement by the Company that is not cured within 30 days of notice, (2) Mr. Liberman’s base salary, Annual Bonus target or other bonus opportunity is reduced without his consent or the terms of the options are not fully complied with by the Company, (3) a reduction in Mr. Liberman’s title or a material reduction in his duties, authorities or responsibilities, (4) a requirement to relocate, without Mr. Liberman’s consent, of more than 35 miles, (5) the Company’s non-renewal of the Liberman Agreement or, (6) to the extent required, stockholder approval is not obtained for any provisions of the Liberman Agreement, and with respect to any of those events, the Company has not cured such circumstances within 30 days after receiving written notice from the executive 30 days after his knowledge of the occurrence of any such event. Mr. Liberman would not be entitled to any severance package if he voluntarily resigns or otherwise terminates employment with the Company other than for good reason, or the Company terminates Mr. Liberman’s employment with cause.

Death or Disability. Upon death or disability, Mr. Liberman would be entitled to his unpaid prorated base salary, and reimbursement of COBRA health and welfare plan expenses incurred in the subsequent 12-month period. Disability included Mr. Liberman’s inability by reason of physical or mental illness to fulfill his obligations pursuant to the Liberman Agreement for 90 consecutive days or for a total of 180 days in any 12-month period which renders Mr. Liberman unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.

Change of Control. Upon a change in control of the Company, all of Mr. Liberman’s unvested stock options would immediately vest and if he were terminated by a successor company, then he would have one year to exercise his equity awards. A change in control generally meant the acquisition of 50% or more of the total voting power of the Company’s voting securities, the disposition of all or substantially all of the Company’s assets, the liquidation or dissolution of the Company, a merger, consolidation, or similar transaction other than a business combination that would result in the voting securities of the Company outstanding immediately prior to such a transaction continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity and a repurchase or recapitalization of the Company’s securities. For purposes of determining Mr. Liberman’s entitlement to a severance payment under Section 8.1(a) of the Liberman Agreement, a change in control may also mean the Incumbent Directors (as defined in the Liberman Agreement) cease to constitute at least a majority of the members of the Board during any period of 24 consecutive months.

Tax-Related Provisions. If Mr. Liberman were deemed a specified employee as defined in Section 409A of the Internal Revenue Code, certain portions of his severance amount may be deferred and the Company would pay him interest at the prime rate plus 3% on any amounts deferred. If it were determined that any payment to Mr. Liberman would be subject to the excise tax on “parachute payments” in connection with a change of control of the Company imposed by Section 4999 of the Internal Revenue Code, the Company will reduce such payments to Mr. Liberman to the extent required so that Mr. Liberman were not subject to any excise taxes under Section 4999 and such payments would remain deductible by the Company. However, if it were determined that payment of the full parachute payments would result in a greater net benefit to Mr. Liberman after his payment of the related excise and income taxes, the Company would not reduce the payments and they will be subject to the excise taxes under Section 4999 and non-deductible by the Company. The Company would not gross-up Mr. Liberman for any excise or other taxes that he may incur in connection with any parachute payments that he may receive.

Other Terms. Mr. Liberman was prohibited from disclosing confidential information regarding the Company or engaging in any work that creates an actual conflict of interest with the Company’s business where such conflict would materially and substantially disrupt the Company’s operations. Any obligation not to disclose confidential Company information will generally continue for two years after termination of Mr. Liberman’s employment. Furthermore, during the term of the Liberman Agreement and for 12 months after, Mr. Liberman agreed, with certain exceptions, not to interfere with the Company’s relationship with its employees, customers, suppliers and other business partners.

Joshua A. Kreinberg, Former General Counsel and Company Secretary

On July 2, 2007, the Company entered into an Executive Employment Agreement with Joshua A. Kreinberg appointing him as General Counsel and Company Secretary effective July 2, 2007 (the “Kreinberg Agreement”). The Kreinberg Agreement was amended on December 30, 2008 to ensure compliance with Section 409A. Mr. Kreinberg departed the Company on August 12, 2015 and signed a Separation Agreement and Release on August 8, 2014 with termination terms consistent with the terms of the Kreinberg Agreement.

Term, Salary and Bonus. Pursuant to the terms of the Kreinberg Agreement, Mr. Kreinberg was entitled to a base salary of $215,000 per year, which could be increased (along with annual bonuses) in accordance with the Company’s normal customs and practices. Effective January 1, 2013, Mr. Kreinberg’s base salary was increased by the Compensation Committee to $246,000. Mr. Kreinberg was eligible for all health and welfare benefits generally available to the Company’s full-time employees. Additionally, he would be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company and he is entitled to vacation pay.

Termination and Benefits. The Kreinberg Agreement could be terminated upon 30 days’ notice by Mr. Kreinberg or the Company without good reason or without cause, respectively. The Kreinberg Agreement would terminate upon Mr. Kreinberg’s death, and could be terminated by the Company upon disability (incapacity due to physical or mental illness causing him to be absent from his duties for three consecutive months, and he does not return after 30 days written notice of termination) or for cause, or by Mr. Kreinberg for good reason. For 12 months after termination, Mr. Kreinberg agreed not to solicit the Company’s employees or customers. If the Kreinberg Agreement were terminated by the Company without cause or by Mr. Kreinberg for good reason, Mr. Kreinberg would be entitled to receive severance pay from the Company for a period of six months, provided that he executed within 30 days a separation agreement with the Company that included a general mutual release of all claims. The amount of severance pay to be paid to Mr. Kreinberg would be equal to his monthly salary in effect at the time the Kreinberg Agreement is terminated. Termination with “cause” meant (1) a material misappropriation of any assets of the Company, (2) a material breach by Mr. Kreinberg that has not been cured within 30 days after written notice, (3) the conviction of, or plea of guilty or nolo contendere, to a felony or to any criminal offense involving moral turpitude or (4) gross negligence or willful misconduct in connection with the material duties required by the Agreement. “Good reason” included (1) the Company’s requirement to relocate to a location in excess of 50 miles from the Company’s current office location; (2) Mr. Kreinberg’s base salary is reduced by the Company or unpaid by the Company if earned and payable or the terms and conditions for stock option agreements are not fully complied with by the Company; or (3) any material breach by the Company of the Kreinberg Agreement that is not cured within 30 days of written notice, and with respect to any of those events, the Company has not cured such circumstances within 30 days after receiving written notice from Mr. Kreinberg within 30 days after his knowledge of the occurrence of any such event. Mr. Kreinberg would not be entitled to any severance if his employment were terminated due to death or disability, he voluntarily resigned or was terminated by the Company with cause.

Change of Control. Mr. Kreinberg’s options contained a “Change of Control Provision” whereby all unvested options would vest if any person acquires a vested interest in more than 50% of the Company’s shares. However, in the event a successor company desired to retain Mr. Kreinberg’s services for the one-year period following a change of control, those options that were accelerated and the payment of any proceeds from such option acceleration would be deposited in escrow, which would provide that (1) if employment with the successor company were terminated during the one-year period following the change of control by the successor company for cause or by Mr. Kreinberg without good reason, he would forfeit the accelerated options and any proceeds, and (2) the accelerated options and any proceeds would be paid to Mr. Kreinberg immediately upon the earlier of (x) the first anniversary of the change of control if Mr. Kreinberg maintained continuous employment with the successor company throughout the one-year period, or (y) the date of termination if Mr. Kreinberg’s employment were terminated for any reason other than by the successor company for cause or by Mr. Kreinberg without good reason.

Payments upon Termination or Change in Control

The Company provides severance and change in control arrangements in the employment agreements it has executed with its named executive officers, as discussed in the section titled “Employment Contracts and Termination of Employment and Change of Control Arrangements” above. Messrs. Liberman and Kreinberg were terminated during 2014 and received the benefits and payments as described in such section. Following is a summary of the payments that the Company’s named executive officers who held office in 2014 would have received in the event of a termination or termination after a change in control on December 31, 2014, provided such termination was not effected by the Company for cause or by the officer without good reason, or in the event of a change of control on December 31, 2014:

Named Executive Officer	Salary	Bonus(6)	Common Stock Options	Total
McConnell(1)	—	—	—	—
Zane(2)
• Termination without cause or with good reason	$135,813	$124,000	—	$259,813
• Change of Control(7)	—	—	—	—
• Change in Control with Termination without cause or with good reason(7)	—	—	—	—
Franchina(3)
• Termination without cause or with good reason	$130,175	$128,000	—	$258,175
• Change of Control(7)	—	—	—	—
• Change in Control with Termination without cause or with good reason(7)	—	—	—	—

Named Executive Officer	Salary	Bonus(6)	Common Stock Options		Total
Liberman(4)
• Termination without cause or with good reason	$375,000	$250,000	—	(8)	$625,000
• Change of Control(7)	—	—	—		—
• Change in Control with Termination without cause or with good reason(7)	$750,000	$250,000	—	(8)	$1,000,000
Kreinberg(5)
• Termination without cause or with good reason	$123,000	—	—		$123,000
• Change of Control(7)	—	—	—		—
• Change in Control with Termination without cause or with good reason(7)	—	—	—		—

(1)	Mr. McConnell concluded his term as Executive Chairman on January 2, 2015, upon the employment of Michael S. Egan as Chief Executive Officer. Under the McConnell Agreement, if Mr. McConnell had been terminated without cause or had resigned for good reason prior to the term of his agreement, he would be entitled to a severance package that consisted only of reimbursement of COBRA payments paid by him in the eighteen months following termination in a value not to exceed $2,500 per month.
(2)	Mr. Zane departed the Company on March 11, 2015 and signed a Separation Agreement and Release Agreement on April 9, 2015 with termination terms consistent with the terms of the Zane Agreement. Under the Zane Agreement, if Mr. Zane had been terminated without cause or had resigned for good reason, he would be entitled to a severance package that consisted of (i) severance pay from the Company for a period of six months of his current monthly salary and (ii) if he completed more than four months of the then current performance period, one-sixth of the Performance Bonus pro-rated for the completion of the period, with such severance payments to be paid in accordance with the Company’s normal payroll cycle.
(3)	Under the Franchina Agreement, if Mr. Franchina had been terminated without cause or had resigned for good reason, he would be entitled to a severance package that consisted of (i) severance pay from the Company for a period of six months of his current monthly salary and (ii) if he completed more than four months of the then current performance period, one-sixth of the Performance Bonus pro-rated for the completion of the period, with such severance payments to be paid in accordance with the Company’s normal payroll cycle.
(4)	Mr. Liberman departed the Company on August 11, 2014 and signed a Separation Agreement and Release Agreement on August 8, 2014 with termination terms consistent with the terms of the Liberman Agreement. Under the Liberman Agreement, if Mr. Liberman had been terminated without cause or had resigned for good reason, he would be entitled to a severance package that consisted (i) a single cash lump-sum payment equal to his annual base salary plus, (ii) if the termination occurs on or prior to June 30, then 50% of the target annual bonus for the year of termination, or, if the termination occurs on or after to July 1, then the entire target annual bonus for that fiscal year, (iii) reimbursement of COBRA health and welfare plan expenses for 12 months following termination and (iv) immediate accelerated vesting of all unvested options or other equity awards to the extent such awards were scheduled to become vested during the 12-month period following such termination and one year from the date of termination to exercise stock options. If the termination occurs on or after a change of control, then the severance payment will be the sum of 200% of his annual base salary as well as an amount of his target annual bonus as described in the previous sentence, which for purposes of the Liberman Agreement includes a change in a majority of the members of the Board.
(5)	Mr. Kreinberg departed the Company on August 12, 2014 and signed a Separation Agreement and Release Agreement on August 8, 2014 with termination terms consistent with the terms of the Kreinberg Agreement. Under the Kreinberg Agreement, if Mr. Kreinberg had been terminated without cause or had resigned for good reason, Mr. Kreinberg would be entitled to receive severance pay from the Company for a period of six months. The amount of severance pay to be paid to Mr. Kreinberg would be equal to his monthly salary in effect at the time the Agreement is terminated.

(6)	As no target bonus was set for 2014 for Messrs. Zane, Franchina and Liberman, this table includes the bonus that was actually paid in 2013.
(7)	Messrs. Zane, Franchina, Liberman and Kreinberg’s options contained a change of control provision whereby all unvested options would vest in the event of a “Change of Control” as defined in the 2007 Omnibus Plan. In the event of such a change of control on December 31, 2014, Messrs. Zane, Franchina, Liberman and Kreinberg’s unvested options granted on December 17, 2012 would have vested at an exercise price that exceeded the closing price of our common stock on December 31, 2014.
(8)	The 12-month acceleration of all of Mr. Liberman’s unvested options granted on December 17, 2012 would have vested at an exercise price that exceeded the closing price of our common stock on December 31, 2014.

Director Compensation

Effective July 7, 2014, we pay our non-employee directors the following compensation:

•	Base Annual Board Service Fee: Each director is paid $30,000 annually.

•	Base Annual Committee Service Fee: Each member of the Compensation or Nominating Committee is paid $2,500 annually per committee, and each member of the Audit Committee is paid $4,000 annually.

•	Committee Chairmanship Service Fee: The chair of the Audit Committee receives $8,000 per year and each chair of the Nominating or Compensation Committee receives $4,000 annually per chairmanship.

For the avoidance of doubt, we do not pay our non-employee directors any meeting attendance fees and the fees for chairmanship position of the Board or of a committee are not in addition to membership fees, but are in lieu of such fees. Officers of our Company who are members of the Board of Directors are not paid any directors’ fees. Directors are eligible to receive, from time to time, grants of options to purchase shares under our equity incentive plans.

Director Compensation Table

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2014 by our Board of Directors. As an executive officer of the Company, Mr. Liberman did not receive compensation for his services on the Board of Directors during 2014.

Name	Fees Earned or Paid in Cash		Options Awards(1)	Total
Lee K. Barba	$1,571	(3)	$63,200	$64,771
Ian V. Jacobs	$18,250	(4)	$97,933	$116,183
John H. Lewis	$18,250	(4)	$97,933	$116,183
Jonathan R. Mather	$11,462	(5)	$92,278	$103,740
Michael J. McConnell	$30,625	(6)	$97,933	$128,558
Walter L. Turek	$19,500	(7)	$97,933	$117,433
Stephen Davis(2)	$19,109	(8)	—	$19,109
David Hughes(2)	$16,573	(9)	$90,238	$106,812
Jonathan B. Bulkeley(2)	$19,104	(10)	—	$19,104
Benjamin Derhy(2)	$20,361	(11)	—	$20,361
Thomas G. Stockham(2)	$20,361	(11)	—	$20,361
Vince Thompson(2)	$9,415	(12)	$90,238	$99,653

(1)	The amounts disclosed reflect the aggregate grant date fair value of the equity awards issued at the grant date in accordance with FASB ASC Topic 718. For assumptions used in calculation of equity awards, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Options awards for Messrs. Davis, Hughes, and Thompson were forfeited due to their departure before the vesting of the grant would have commenced on the anniversary of the grant date.

(2)	Messrs. Bulkeley, Derhy, Liberman and Thompson were not reelected at the 2014 Annual Meeting of Stockholders Meeting on July 2, 2014. Mr. Stockham resigned in conjunction with the 2014 Annual Meeting of Stockholders. Mr. Hughes resigned from the Board of Directors on September 12, 2014 and was replaced on the same date by Jonathan R. Mather. Mr. Davis resigned from the Board of Directors on December 15, 2014 and was replaced on the same date by Lee K. Barba.
(3)	Includes $1,386 in annual fees for serving on the Board of Directors and $185 in annual fees for serving on committees starting from December 15, 2014.
(4)	Includes $15,000 in annual fees for serving on the Board of Directors and $3,250 in annual fees for serving on committees starting from July 7, 2014.
(5)	Includes $9,049 in annual fees for serving on the Board of Directors and $2,413 in annual fees for serving on committees starting from September 12, 2014.
(6)	Includes $30,000 in annual fees for serving on the Board of Directors and $625 in annual fees for serving on committees starting from July 7, 2014.
(7)	Includes $15,000 in annual fees for serving on the Board of Directors and $4,000 in annual fees for serving on committees starting from July 7, 2014.
(8)	Includes $13,696 in annual fees for serving on the Board of Directors and $5,413 in annual fees for serving on committees starting from July 7, 2014 through December 15, 2014.
(9)	Includes $15,284 in annual fees for serving on the Board of Directors and $1,289 in annual fees for serving on committees from March 10, 2014 through September 12, 2014.
(10)	Includes $15,082 in annual fees for serving on the Board of Directors and $4,022 in annual fees for serving on committees prorated through July 7, 2014.
(11)	Includes $15,082 in annual fees for serving on the Board of Directors and $5,279 in annual fees for serving on committees prorated through July 7, 2014.
(12)	Includes $9,415 in annual fees for serving on the Board of Directors from March 10, 2014 through July 7, 2014.

Outstanding Director Option Awards at Fiscal Year End

The following options granted as director compensation were outstanding as of December 31, 2014: Lee K. Barba – 50,000; Ian V. Jacobs – 50,000; John H. Lewis – 50,000; Jonathan R. Mather – 50,000; Michael J. McConnell – 50,000; Walter Turek – 50,000.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Subject to certain exceptions, the indemnification agreements provide that an indemnitee will be indemnified, to the fullest extent permitted by the Delaware Law, who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the indemnitee’s status with or service to the Company or to another entity at our request. The indemnification agreements provide that an indemnitee will also be indemnified for expenses incurred and judgments, fines and amounts paid in settlement by the indemnitee. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances.

The rights of each indemnitee are in addition to any other rights provided for under the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Bylaws, as each may be amended from time to time, and under Delaware law.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2014 regarding compensation plans under which equity securities of the Company are authorized for issuance under the Company’s 2007 Omnibus Incentive Plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise of price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,145,972	$4.30	3,737,764	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	2,145,972	$4.30	3,737,764	(1)

(1)	In July 2007, the Company adopted the 2007 Omnibus Incentive Plan (the “2007 Plan”). As of December 31, 2014, the 2007 Plan had 5,883,736 shares authorized for issuance. On January 1, 2015, the number of shares reserved and available for issuance increased by an additional 982,247 shares as a result of the “evergreen” provision. As of March 31, 2015, the 2007 Plan had 6,472,487 shares authorized for issuance of which 2,952,829 options were issued and outstanding. Pursuant to the “evergreen” provision, on the first day of each of the Company’s fiscal years beginning in calendar year 2009, the number of shares reserved and available for issuance will be increased by an amount equal to the lesser of (i) 2,000,000 shares, (ii) four percent (4%) of the number of outstanding shares of Company common stock on the last day of the immediately preceding fiscal year or (iii) an amount determined by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are exercisable as of the Record Date or become exercisable within 60 days of the Record Date are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of the Record Date, based on 25,192,765 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the Company’s outstanding common stock;

•	Each director and director nominee;

•	Each named executive officer; and

•	All of the executive officers and directors as a group.

To our knowledge, except as indicated by footnote and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the number of shares of common stock set forth opposite such person’s name. Unless otherwise indicated, the address of our officers and directors is: c/o Spark Networks, Inc., 11150 Santa Monica Blvd., Suite 600, Los Angeles, California 90025.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Shares
5% stockholders:
Osmium Partners, LLC (1)	3,375,562	13.4%
402 Capital, LLC (2)	3,026,726	12.0%
Spruce House Investment Management LLC(3)	2,175,000	8.6%
North Run Capital, LP (4)	1,855,856	7.4%
Lloyd I. Miller, III (5)	1,589,721	6.3%

Executive Officers and Directors:
Lee K. Barba	10,000	— *
Ian V. Jacobs (2)	3,026,726	12.0%
John H. Lewis (1)	3,375,562	13.4%
Jonathan R. Mather	—	— *
Michael J. McConnell(6)	277,975	1.1%
Walter Turek	—	— *
Michael S. Egan(7)	360,000	1.4%
Gregory J. Franchina(8)	222,915	— *
Robert W. O’Hare(7)	360,000	1.4%
All directors and executive officers as a group (9 persons)(9)		29.2%

*	Indicates less than 1%.
(1)	Based on a Schedule 13D/A filed with the SEC on July 3, 2014 Represents 325,352 shares held by John H. Lewis, and 3,050,210 shares held by Osmium Partners, LLC, which serves as general partner of (a) Osmium Capital, LP (“Fund I”), which holds 1,255,468 shares, (b) Osmium Capital II, LP (“Fund II”), which holds 1,197,699 shares, (c) Osmium Spartan, LP (“Fund III”), which holds 327,743 shares, and (d) Osmium Diamond, LP, which holds 269,300 shares. Mr. Lewis is the controlling member of Osmium Partners, LLC. Mr. Lewis and Osmium Partners LLC may be deemed to share voting and dispositive power with respect to the shares, except for the shares held directly by Mr. Lewis. Each person disclaims beneficial ownership with respect to any shares other than the shares owned directly and of record by such person. The principal business office of Osmium Partners, LLC is 300 Drakes Landing Road, Suite 172, Greenbrae, CA 94904.
(2)	Based on a Schedule 13D filed with the SEC on July 3, 2014. Represents 25,000 shares held by Ian V. Jacobs, and 3,001,726 shares held by 402 Capital, LLC, of which Mr. Jacobs is the managing member. 402 Capital, LLC acts as the investment manager of 402 Fund, L.P., which holds 1,215,950, shares, and SCA Partners, LP, which holds 1,785,776 shares. Mr. Jacobs, 402 Capital, LLC and 402 Fund, L.P. may be deemed to share voting and dispositive power with respect to the shares, except for the shares held directly by Mr. Jacobs. The principal business office of Mr. Jacobs and 402 Capital, LLC is 5015 Underwood Avenue, Omaha, Nebraska 68132.
(3)	Based on a Schedule 13G filed with the SEC on February 13, 2015. Spruce House Investment Management LLC shares beneficial ownership with respect to 2,175,000 of the reported securities with Spruce House Capital LLC, The Spruce House Partnership LP and Zachary Sternberg. The principal business office of Spruce House Investment Management LLC is 6 East 43rd Street, 23rd Floor, New York, New York 10017.
(4)

Based on a Schedule 13G/A filed with the SEC on February 14, 2014. Represents shares held by North Run Master Fund, LP, for which North Run Capital, LP acts as investment manager. North Run Advisors, LLC is the general partner of North Run Capital, LP and North Run GP, LP (“North Run GP”). North Run GP is the general partner of North Run Capital Partners, LP, North Run Qualified Partners, LP and North Run Master Fund, LP. Todd B. Hammer and Thomas B. Ellis are the sole members of North Run Advisors, LLC. North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Mr. Hammer and Mr. Ellis have shared voting and dispositive power with respect to the shares and, as the sole members of North Run Advisors, LLC, Messrs. Hammer and Ellis may direct the vote and disposition of such shares. The principal business office of North Run Capital, LP is One International Place, Suite 2401, Boston Massachusetts 02110.
(5)	Based on a Schedule 13G filed with the SEC on March 17, 2015. Mr. Miller has sole voting and dispositive power with respect to 1,574,721 of the reported securities as (i) manager of a limited liability company that is the adviser to a certain trust, (ii) manager of a limited liability company that is the general partner of a certain limited partnership, and (iii) an individual. Mr. Miller has shared voting and dispositive power with respect to 15,000 of the reported securities with respect to shares owned by the reporting person’s wife. The principal business office of Mr. Miller is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida 33405.
(6)	Includes 152,975 shares of common stock and 125,000 shares of restricted common stock.
(7)	Consists of shares underlying options granted pursuant to the Company’s newly instituted stock option program as described in the CD&A.
(8)	Consists of shares underlying options.
(9)	Shares beneficially owned by all executive officers and directors as a group includes options to purchase 942,915 shares.

AUDIT INFORMATION

Fees to Independent Registered Public Accounting Firm for Fiscal Year 2014 and 2013

The following table sets forth the aggregate fees billed by Grant Thornton LLP and Ernst & Young LLP for the fiscal years ended December 31, 2014 and 2013 for audit and non-audit services. Ernst & Young LLP served as the Company’s independent registered public accounting firm and provided tax services in fiscal 2013 and part of fiscal 2014 until the Company engaged Grant Thornton LLP as the Company’s independent registered public accounting firm. Fees for services by both Ernst & Young LLP and Grant Thornton LLP were billed as follows:

	Fees for the Year Ended December 31,
	2014	2013
Service
Audit fees(1)	$628,261	$658,564
Tax fees(2)	186,229	216,555
Other(3)	22,266	—

Total audit and non-audit fees	$836,756	$875,119

(1)	Fees for audit services include costs associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, the review of SEC registration statements and associated consents, and statutory audits required internationally. For 2014, $190,688 and $437,573 of fees for services provided were paid to Ernst & Young LLP and Grant Thornton LLP, respectively.
(2)	Tax fees include tax compliance, general tax advice and tax planning.
(3)	For 2014, fees represent Internal Revenue Code Section 382 analysis and review of Company consolidated financial statements used in special projects.

Pre-Approval Policy

In accordance with our Audit Committee Charter, the Audit Committee pre-approves all auditing services and permitted non-audit services, if any, including tax services, to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit. The scope of the pre-approval includes pre-approval of all fees and terms of engagement. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent, as determined by the Board of Directors, under applicable NYSE MKT rules and SEC standards. The Audit Committee also includes at least one independent director who is determined by the Board of Directors to have the qualifications of an “audit committee financial expert” in accordance with the SEC and NYSE MKT rules. Jonathan R. Mather currently serves as the Audit Committee’s audit committee financial expert. The Audit Committee represents and assists the Board of Directors in fulfilling its responsibility for monitoring, overseeing and evaluating: the accounting and financial processes of the Company, the preparation, quality and integrity of the Company’s consolidated financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, and the performance of the Company’s internal finance and accounting personnel, internal controls and the Company’s independent registered public accounting firm. The Audit Committee held seven meetings during fiscal 2014.

Management is responsible for the preparation, integrity, objectivity and public reporting of the Company’s consolidated financial statements. It bears responsibility for maintaining accounting and financial reporting principles and internal controls and procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations. Grant Thornton LLP our independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the fairness and conformity of those financial statements to accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with the Company’s management, internal finance staff, Grant Thornton LLP, its current independent registered public accounting firm, and Ernst & Young LLP, its prior independent registered public accounting firm, which reviewed but did not audit the Company’s quarterly reports for the first two fiscal quarters of 2014, with and without management present, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014 and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also has discussed with its independent registered public accounting firm the results of the independent auditors’ examinations and the judgments of independent registered public accounting firm concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that the Company is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards. In addition, the Audit Committee has received from such independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with such independent registered public accounting firm’s its independence from the Company and management, including a consideration of the compatibility of non-audit services with its independence, the scope of the audit and the fees paid to such independent registered public accounting firm during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Respectfully Submitted,

The Audit Committee

Jonathan R. Mather (Chairman)

Lee K. Barba

Walter L. Turek

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s securities are currently registered under Section 12 of the Exchange Act. As a result, and pursuant to Rule 16a-2, the Company’s directors and officers and holders of 10% or more of its common stock are currently required to file statements of beneficial ownership with regards to their ownership of the Company’s equity securities under Sections 13 or 16 of the Exchange Act. The Company’s officers, directors and beneficial owners of 10% or more of its equity securities became subject to such requirement and to date, to the Company’s knowledge based solely upon a review of Forms 3, 4 and 5 and any amendments thereto furnished to us during the most recent fiscal year, none of such persons has failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy for Approval of Related Party Transactions

According to the written Company policy, the Company or any director or executive officer who becomes aware of a potential related party transaction, will notify the Audit Committee prior to entering into a potential related party transaction that involves payments that are anticipated to exceed $50,000 in any calendar year. If the Company, the directors, or the executive officers were unaware that a transaction was a potential related party transaction at the time of entering into the transaction, the director or executive officer who discovers the potential related nature of the transaction will notify the Company and the Audit Committee as soon as reasonably possible thereafter. After notification, the disinterested members of the Audit Committee will, to the extent they deem necessary or appropriate, have the opportunity to review and approve the transaction.

STOCKHOLDER PROPOSALS

Proposals to be Included in Proxy Statement

If a stockholder would like us to consider including a proposal in our proxy statement and form of proxy relating to our 2016 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, a written copy of the proposal must be received no later than the close of business on January 1, 2016 (the date that is 120 calendar days before the anniversary of the date of the proxy statement relating to this year’s Annual Meeting). If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

Our Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Our Bylaws provide that business, which must constitute a proper matter under Delaware law for stockholder action, may be conducted at an annual meeting if it is properly brought before the meeting by a stockholder who has given timely written notice and is a stockholder of record on the date of giving the notice and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting. The notice must contain the information specified in our Bylaws.

To be timely, the notice must be delivered to the secretary of the Company

•	no later than the close of business on March 20, 2016 (the 90th day prior to the first anniversary of the prior year’s annual meeting), and

•	no earlier than February 19, 2016 (the 120th day prior to the first anniversary of the prior year’s annual meeting).

In the event that the date of the annual meeting differs by more than 30 days from the first anniversary of the preceding year’s annual meeting, then the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting, and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the adjournment or postponement of an annual meeting (or the public announcement) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Any stockholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting. In addition, if a stockholder (or a qualified representative as described in our Bylaws) does not appear to present his, her or its proposal at such meeting, then such business will not be considered.

Mailing Instructions

In either case, proposals should be delivered to Spark Networks, Inc., 11150 Santa Monica Blvd, Suite 600, Los Angeles, California 90025, Attention: Corporate Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Corporate Secretary, Spark Networks, Inc., 11150 Santa Monica Blvd, Suite 600, Los Angeles, California 90025, by telephone at (310) 858-0550 or by email to rohare@spark.net specifying whether the communication is directed to the entire Board or to a particular director. Stockholder letters are screened by Company personnel to filter out improper or irrelevant topics, such as solicitations, and to confirm that such communications relate to matters that are within the scope of responsibilities of the Board or a committee.

OTHER BUSINESS

The Board of Directors does not know of any other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. O’Hare

Corporate Secretary

Dated: April 30, 2015

Los Angeles, California

. MMMMMMMMMMMMSpark Networks, Inc.MMMMMMMMMMMMMMM C123456789IMPORTANT ANNUAL MEETING INFORMATION 000004000000000.000000 ext 000000000.000000 extENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext000000000.000000 ext 000000000.000000 extMR A SAMPLEDESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4MMMMMMMMM ADD 5ADD 6Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.Annual Meeting Proxy Cardq PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals — The Board of Directors recommends that you vote “FOR” each of the director nominees listed in Proposal 1. 1. Election of DirectorsDirector Nominees: For Withhold For Withhold For Withhold +01 - Lee K. Barba 02 - Ian V. Jacobs 03 - John H. Lewis04 - Jonathan R. Mather 05 - Michael J. McConnell 06 - Walter L. Turek The Board of Directors recommends that you vote “FOR” Proposal 2. The Board of Directors recommends that you vote “AGAINST” Proposal 3. For Against Abstain For Against Abstain2. TO RATIFY THE APPOINTMENT OF GRANT THORNTON 3. TO VOTE ON THE STOCKHOLDER PROPOSALLLP AS OUR INDEPENDENT REGISTERED PUBLIC REGARDING HIRING AN INVESTMENT BANK TO SELL ACCOUNTING FIRM FOR 2015. THE COMPANY, IF PROPERLY PRESENTED.B Non-Voting ItemsChange of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowThis Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMMMMMMM1UPX 2373771 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +022RDC

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 18, 2015. The 2015 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2014 are also available at http://proxy.spark.net.q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qProxy — Spark Networks, Inc.This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the six nominees for director, “FOR” Proposal 2 and “AGAINST” Proposal 3. In their discretion, the proxies are authorized to vote “FOR” the election of such substitute nominee(s) for director as the Board of Directors of Spark Networks, Inc. shall select, and upon such other matters as may properly come before the Annual Meeting.

Proxy — SPARK NETWORKS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder(s) hereby acknowledge receipt of the 2015 Notice of Annual Meeting of Stockholders (“Annual Meeting”) of Spark Networks, Inc. (the “Company”) dated April 30, 2015, and the accompanying Proxy Statement related to the Annual Meeting, and appoint each of MICHAEL S. EGAN and ROBERT W. O’HARE, and either of them, with full power of substitution in each, as attorney-in-fact and proxies for, and in the name and place of, the undersigned at the Annual Meeting.

Said proxies are hereby given authority to vote all shares which the undersigned is entitled to vote at the Annual Meeting, to be held at 9:00 a.m. local time, on June 18, 2015, at 11150 Santa Monica Boulevard, Suite 600, Los Angeles, California 90025, and at any and all adjournments or postponements thereof, on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon. Said proxies may vote according to their discretion on any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof.

If not otherwise specified, shares will be voted FOR all nominees in Proposal 1, FOR Proposal 2, and will be voted AGAINST Proposal 3 as described in the Proxy Statement, and as the proxy holders deem advisable on such matters as may properly come before the Annual Meeting.

Our Board of Directors has fixed the close of business on April 30, 2015 as the record date (the “Record Date”) for determining the stockholders entitled to notice and to vote at our Annual Meeting or any adjournment or postponement thereof. Only stockholders at the close of business on the Record Date are entitled to vote at our Annual Meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be marked, dated and signed on the reverse side.)